Exhibit 10.31

Balan Nair 1550 Wewatta Street, Suite 1000 Denver, CO 80202 USA
November 1, 2017 Split-Off of Liberty Latin America Ltd.

Dear Balan,

In connection with the split-off (the “Split-Off”) of Liberty Latin America Ltd. (“LiLAC”) from Liberty Global plc as a separate, stand-alone public company and your acceptance of the position of President and Chief Executive Officer of LiLAC and its wholly-owned subsidiary LiLAC Communications Inc., pursuant to the Employment Agreement (the “Employment Agreement”) among you, LiLAC and LiLAC Communications Inc. effective as of the Effective Date (as defined in the Employment Agreement), your employment with Liberty Global plc, Liberty Global, Inc. and their affiliates (collectively “LGI”) will terminate as of the Effective Date. The target Effective Date is December 29, 2017. If, however, the Split-Off does not occur prior to April 15, 2018, the parties hereto agree to meet in good faith to discuss modifications to the proposed arrangement and the Employment Agreement, including potential continued employment with Liberty Global plc.

This letter agreement is intended to address certain obligations of LGI, including the treatment of your 2017 annual bonus and the equity awards you hold with respect to Liberty Global plc, as a result of the Split-Off and the termination of your employment with LGI on the Effective Date.

(1)	2017 Liberty Global plc Annual Bonus

Notwithstanding the termination of your employment with LGI on the Effective Date, Liberty Global plc hereby agrees to pay your 2017 annual bonus to you based on actual performance results as determined by the Compensation Committee of the Board of Directors of Liberty Global plc, without any proration; provided, however, that you remain employed with

LiLAC or its subsidiaries (the “LiLAC Group”) through the date that Liberty Global plc pays the 2017 annual bonus to its active executives.

(2)	Liberty Global plc Equity Awards
Notwithstanding the termination of your employment with LGI on the Effective Date, equity awards that you hold with respect to Liberty Global plc as of the Effective Date shall be treated as follows:

(i)
With respect to the “Go” grant of performance share units, any other performance share units and all outstanding share appreciation rights (other than those addressed in clause (ii) below) you hold as of the Effective Date, your employment with the LiLAC Group will be considered service to LGI, and such awards will continue to vest, become exercisable and/or become payable in accordance with their current terms for so long as you remain employed with the LiLAC Group.

(ii)
The special compensatory award granted to you by LGI in February 2017 consisting of $1.0 million and 500,000 share appreciation rights will continue to vest until March 1, 2018, resulting in 1/3 of the share appreciation rights vesting (55,555 Class A; 111,111 Class C), subject to your continued employment with the LiLAC Group through March 1, 2018, and all remaining unvested share appreciation rights shall be forfeited as of such date.

(3)	280G Waiver
By accepting this letter agreement, you hereby waive all rights to any additional payments intended to make you whole for any taxes relating to “parachute payments” (as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), including without limitation excise taxes imposed by Section 4999 of the Code and any related federal, state or local taxes (including without limitation any interest or penalties imposed with respect to such taxes) under any plans, agreements or arrangements, including any Performance Share Units Agreements, by and between you and LGI.

By accepting this letter agreement, you acknowledge that this letter agreement constitutes an amendment to the terms of performance share units and share appreciation rights with respect to Liberty Global plc held by you as of the Effective Date, and, except as modified herein, the original terms of such awards shall control.
This letter agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this letter agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.

If accepted by you, you acknowledge and agree that this letter agreement shall become effective upon the Effective Date contingent on the Split-Off occurring prior to April 15, 2018.
If you are in agreement with the above terms, please indicate your acceptance of this letter agreement by signing and indicating the date of your acceptance below. Please retain a copy of this letter agreement for your files and return one fully executed copy to the undersigned.
Kind regards,

LIBERTY GLOBAL PLC

By:    /s/ Bryan H. Hall
Bryan H. Hall
Executive Vice President, General Counsel and Secretary

LIBERTY GLOBAL INC.

By:    /s/ Bryan H. Hall
Bryan H. Hall
President, General Counsel and Secretary

ACCEPTED AND AGREED:

/s/ Balan Nair

Balan Nair

Date: November 1, 2017